FOR IMMEDIATE RELEASE

                         THE TOPPS COMPANY, INC. REPORTS
                       FISCAL 2005 SECOND QUARTER RESULTS

New York, NY, September 23, 2004 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2005 second quarter ended August 28, 2004.

Net sales in the fiscal 2005 second quarter were $68.8 million compared to $73.3 million last year. Stronger foreign currencies versus the prior year increased 2005 second quarter sales by $1.3 million. Income from operations was $4.8 million compared to $7.6 million in last year's second quarter. Net income in the fiscal 2005 second quarter was $3.7 million, or $0.09 per diluted share, versus $5.3 million, or $0.13 per diluted share, last year.

For the six months ended August 28, 2004, net sales were $156.9 million compared to $149.3 million in the same period last year. Stronger foreign currencies versus the prior year increased sales for the first six months of fiscal 2005 by $4.1 million. Income from operations was $10.5 million compared with $11.9 million in the prior-year period. Net income in the first half of fiscal 2005 was $7.8 million, or $0.19 per diluted share, versus $8.8 million, or $0.21 per diluted share, last year. Results for the first six months of fiscal 2005 include a one-time charge of $1.9 million, or approximately $0.05 per diluted share incurred in the first quarter, related to a previously disclosed European Commission fine.

Confectionery net sales were $40.0 million in the fiscal 2005 second quarter, a 4.8% decrease from the prior-year period. The decline stems from U.S. candy performance, as the Company works to address the impact of industry trends including retailer consolidation, increased promotional spending including price discounting and childhood nutritional concerns.

Entertainment sales in the second quarter were $28.8 million, representing an 8.0% decline from the prior year's quarter. The decrease was largely a function of the Company's decision not to release hockey cards due to uncertainty regarding the NHL season and difficult comparisons to last year's basketball sales, which benefited from a highly anticipated rookie class. Sales of non-sports Entertainment products were principally driven by Lord of the Rings, Garbage Pail Kids, Pokemon and Yu-Gi-Oh. These sales, combined with a full quarter's contribution from WizKids, partially offset the decline in U.S. sports cards.

Arthur T. Shorin, Chairman and CEO of Topps, commented, "We are actively addressing the challenges we face in the U.S. confectionery business. For example, in response to trade consolidation, we are in the final stages of realigning our sales organization to focus additional resources on accounts and distribution channels that offer the greatest growth potential. As part of a new go-to-market strategy, we are reviewing our mix of advertising and trade spending dollars and will be testing promotional pricing programs. With respect to nutritional issues, we have been conducting research with children and parents to determine more precisely their concerns. Additionally, packaging changes have recently been made to highlight the juice content and lack of fat in our products."

Mr. Shorin continued, "On the product development side, Juicy Drop Pop, a relatively new confectionery item for Topps, is demonstrating strength in terms of consumer takeaway and should benefit from ongoing distribution gains. In addition, we are continuing our product refreshment and enhancement efforts across all of our core brands in an effort to support their vitality."

"Turning to the Entertainment segment of our business, we are working to develop products with greater interactivity that leverage our sports expertise. In addition, we continue to build upon our successful non-sports franchises, including Garbage Pail Kids, now in its third series in the U.S. and recently launched in France, as well as Wacky Packages which was reintroduced last quarter and will be supported by advertising in the third quarter. Finally, WizKids which outperformed our expectations for the second quarter, has recently introduced "Pirates of the Spanish Main," the world's first constructible strategy game. Pirates is showing good promise among gaming enthusiasts," concluded Mr. Shorin.

During the quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. Additionally, the Company repurchased 206,600 shares of stock at an average price of $9.22 per share. At August 28, 2004, the Company had $110.6 million in cash and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.


Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.


This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings. (Tables Follow)



                                (Tables Follow)

                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (amounts in thousands, except share data)

                                                       (Unaudited)               (Unaudited)
                                                  Thirteen weeks ended     Twenty six weeks ended
                                                   August       August       August        August
                                                  28, 2004     30, 2003     28, 2004     30, 2003
                                                  --------     --------     --------      -------
Net Sales                                       $   68,781   $   73,319   $  156,870   $  149,311
Cost of sales                                       42,501       44,560       96,791       92,428
                                                  --------     --------     --------     --------
   Gross Profit on sales                            26,280       28,759       60,079       56,883

Other income (expense)                                 411          342          844          944
Selling, general and administrative expenses        21,879       21,543       50,472       45,886
                                                  --------     --------     --------     --------
   Income from operations                            4,812        7,558       10,451       11,941

Interest income, net                                   557          450        1,041        1,484
                                                  --------     --------     --------     --------
Income before provision for income taxes             5,369        8,008       11,492       13,425

Provision for income taxes                           1,714        2,736        3,735        4,632
                                                  --------     --------     --------     --------
   Net Income                                   $    3,655   $    5,272   $    7,757   $    8,793
                                                  ========     ========     ========     ========


Basic net income per share                            0.09         0.13         0.19         0.22
Diluted net income per share                          0.09         0.13         0.19         0.21


Weighted average shares outstanding - Basic     40,459,000   40,605,000   40,513,000   40,650,000
Weighted average shares outstanding - Diluted   41,511,000   41,386,000   41,565,000   41,433,000


                            THE TOPPS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)



                                          As of                 As of
                                     August 28, 2004       February 28, 2004
                                     ---------------       -----------------

Cash and Equivalents                    $ 110,599             $  93,837
Working Capital                           135,620               133,299
Net Property, Plant and Equipment          13,022                13,786
Total Assets                              274,168               275,463
Shareholders' Equity                      211,604               211,277



                                                 SEGMENT INFORMATION
                                                (Amounts in Thousands)

                                                  Thirteen weeks ended     Twenty six weeks ended
                                                   August       August        August      August
                                                  28, 2004     30, 2003      28, 2004    30, 2003
                                                  --------     --------      --------    --------
Net Sales
---------
Confectionery                                   $   39,982   $   42,008   $   84,189   $   87,538
Entertainment Products                              28,799       31,311       72,681       61,773
                                                  --------     --------     --------     --------
Total                                           $   68,781   $   73,319   $  156,870   $  149,311
                                                  ========     ========     ========     ========
Contributed Margin
------------------
Confectionery                                   $   15,777   $   15,491   $   28,779   $   29,260
Entertainment Products                               8,998       10,276       22,426       17,399
                                                  --------     --------     --------     --------
Total                                           $   24,775   $   25,767   $   51,205   $   46,659
                                                  ========     ========     ========     ========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
-------------------------------------

Total Contributed Margin                        $   24,775   $   25,767    $  51,205   $   46,659
Unallocated General and Administrative
  Expenses and Manufacturing Overhead              (18,805)     (16,986)     (38,437)     (32,818)
Depreciation & Amortization                        ( 1,569)     ( 1,565)     ( 3,161)     ( 2,844)
Other Income (Expense)                                 411          342          844          944
                                                  --------     --------     --------     --------
Income form Operations                               4,812        7,558       10,451       11,941
Interest Income, Net                                   557          450        1,041        1,484
                                                  --------     --------     --------     --------
Income before Provision for Income Taxes        $    5,369        8,008       11,492       13,425
                                                  ========     ========     ========     ========